UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                             -----------------------

                Date of Report (Date of earliest event reported):
                                  July 25, 2000


                                 USX Corporation
--------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)


           Delaware             1-5153            25-0996816
       ---------------       ------------    -------------------
     (State or other          (Commission      (IRS Employer
     jurisdiction of          File Number)    Identification No.)
     incorporation)

600 Grant Street, Pittsburgh, PA                            15219-4776
---------------------------------------                     ----------
(Address of principal executive offices)                    (Zip Code)

                                 (412) 433-1121
                         ------------------------------

                         (Registrant's telephone number,
                              including area code)

Item 5.  Other Events

On July 25, 2000, USX Corporation announced that the Board of Directors declared a dividend of 23 cents per share on USX-Marathon Group Common Stock, an increase of 2 cents per share. The dividend is payable September 9, 2000, to stockholders of record at the close of business August 16, 2000.

USX Corporation also announced that its Board of Directors has authorized the spending of up to $450 million to repurchase shares of its USX-Marathon Group Common Stock, such purchases to be made from time to time as the Corporation's financial condition and market conditions warrant. Any purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. The repurchase program does not include specific price targets or timetables, and is subject to termination prior to completion. At the current stock price, approximately 6% of Marathon's 312 million shares outstanding could be repurchased. USX-Marathon Group will use cash on hand, cash generated from operations, or cash from available borrowing to acquire the shares.

During the repurchase program, offerings of Marathon Stock under the Marathon Group Dividend Reinvestment and Direct Stock Purchase Plan will be suspended for first-time, non-employee purchasers.

A copy of the press release announcing the transactions is attached.


Item 7.  Financial Statements and Exhibits

     (c)  Exhibits

       99.1.   USX Press Release




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USX CORPORATION


By   /s/ Larry G. Schultz
     -----------------------
     Larry G. Schultz
     Vice President - Accounting



Dated:  July 25, 2000